UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): December 4, 2014

ITT EDUCATIONAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13144	36-2061311
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

13000 North Meridian Street
Carmel, Indiana 46032-1404
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (317) 706-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Financing Agreement

On December 4, 2014, ITT Educational Services, Inc. (the "Company") and certain of its subsidiaries entered into a Financing Agreement (the “Financing Agreement”) with Cerberus Business Finance, LLC, as administrative agent and collateral agent, and the lenders party thereto.  Under the Financing Agreement, the Company borrowed $100.0 million aggregate principal amount of senior secured term loans (the “Term Loans”).

A portion of the proceeds of the Term Loans and other funds were used by the Company on December 4, 2014 to provide approximately $89.2 million in cash collateral for certain letters of credit that remain outstanding for the account of the Company under the Credit Agreement, dated as of March 21, 2012 (as amended, the “Existing Credit Agreement”), among the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and Wells Fargo, N.A., as documentation agent.  See below for a further description of terms of the Existing Credit Agreement following the issuance of the Term Loans.  A portion of the proceeds of the Term Loans and other funds were used by the Company on December 4, 2014 to pay approximately $50.4 million pursuant to the Existing Credit Agreement, to repay all outstanding loans, including accrued interest and fees, under the Existing Credit Agreement.  All commitments to borrow additional loans under the Existing Credit Agreement were terminated.  A portion of the proceeds of the Term Loans, as well as other funds, were used for payment of fees in connection with the Financing Agreement.

Based on the Company’s current projections, which are based on numerous assumptions and subject to change, the Company believes that its cash and cash equivalents will be approximately $150 million as of December 31, 2014, which amount does not include amounts held as cash collateral for the existing letters of credit.  This estimate differs from the Company’s previous estimate of approximately $100 million in cash and cash equivalents as of December 31, 2014, due to the funding of the Term Loans and the payment of the amounts under the Existing Credit Agreement.

The Term Loans are guaranteed by certain subsidiaries of the Company (the “Guarantors” and together with the Company, the “Loan Parties”) and are secured, subject to certain agreed upon exceptions, by (i) a first-priority lien on and perfected security interest in substantially all the Loan Parties’ assets, including a pledge of the equity of the Guarantors and the Company’s other subsidiaries, (ii) a mortgage on the Loan Parties’ owned real estate (or, in the case of one of the Company’s subsidiaries, will be secured by a mortgage on its owned real estate, to be completed in the first quarter of 2015), and (iii) control agreements on certain of the Loan Parties’ deposit accounts.

The Term Loans bear interest, at the Company’s option, at:

•	the higher of (a) the London Interbank Offered Rate (“LIBOR”) and (b) 1.00%, plus a margin of 8.50%; or
•	the highest of (a) 2.00%, (b) the federal funds rate plus 0.50%, (c) LIBOR plus 1.00% and (d) the U.S. Prime Rate, plus a margin of 8.00%.

The Term Loans will mature on December 4, 2017.

The Financing Agreement contains certain affirmative and negative covenants, including restrictions on the Loan Parties’ ability to incur debt and liens, make investments, dispose of assets, pay dividends and make prepayments on existing indebtedness, in each case subject to customary exceptions.

The Financing Agreement requires the Company to maintain compliance with a total leverage ratio and a fixed charge coverage ratio, as well as with certain educational regulatory measurements.

The Financing Agreement contains certain events of default, including payment defaults, inaccuracy of representations and warranties, covenant defaults, cross defaults to other material indebtedness, change of control, invalidity of certain liens and guarantees, occurrence of certain regulatory events and certain events of bankruptcy and insolvency.  If an event of default occurs under the Financing Agreement, the lenders may declare immediately payable all Term Loans then outstanding.

The Company paid a one-time commitment fee of $3.0 million in connection with the Financing Agreement.  Under the Financing Agreement, the Company is required to pay an annual administration fee to the Administrative Agent of $100,000, of which a ratable portion was paid by the Company on December 4, 2014 for the remainder of the 2014 calendar year.

The foregoing summary of the Financing Agreement and the brief description of the guarantees and collateral securing the obligations thereunder are each qualified in their entirety by reference to the complete terms and provisions of the Financing Agreement that is filed herewith as Exhibit 10.1, which is incorporated by reference herein.

Existing Credit Agreement

On March 21, 2012, the Company entered into the Existing Credit Agreement, and subsequently entered into five amendments and two consents to the Existing Credit Agreement.  For a description of the Existing Credit Agreement, including such amendments and consents, see the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 19, 2014.

A portion of the proceeds of the Term Loans, as well as other funds, were used to pay all outstanding borrowings under the Existing Credit Agreement, and in connection with that repayment, the commitments of the lenders under the Existing Credit Agreement to make revolving loans, to issue or participate in new letters of credit, and to amend, renew, or extend letters of credit outstanding, were terminated effective December 4, 2014.  There are letters of credit outstanding under the Existing Credit Agreement in an aggregate amount of $82.1 million, including a letter of credit payable to the U.S. Department of Education (“ED Letter of Credit”) in the amount of $79.7 million that was issued on October 31, 2014 and has a term that ends on November 4, 2019. As required by the terms of the Existing Credit Agreement, the Company has utilized a portion of the proceeds from the Term Loans, as well as other funds, to provide cash collateral for the outstanding letters of credit in the amount of approximately $89.2 million (the “Cash Collateral”).  The Cash Collateral may be released partially to the Company from time to time upon cancellation, termination, expiration or reduction of the face amount of any of the outstanding letters of credit, provided that the remaining Cash Collateral is not less than 103% of the amount available to be drawn under the letters of credit then remaining outstanding, except the ED Letter of Credit, for which the Cash Collateral must be not less than 109% of the amount available to be drawn.

The Existing Credit Agreement contains, among other things, covenants, representations and warranties and events of default customary for credit facilities.  In connection with the termination of the commitments and payment of loans outstanding under the Existing Credit Agreement, the Company’s obligations under all affirmative and negative covenants in the Existing Credit Agreement, including financial covenants, were released and discharged, and representations and warranties and default provisions in the Existing Credit Agreement were terminated, all effective as of December 4, 2014.

The Existing Credit Agreement was guaranteed by one of the Company’s subsidiaries, but the obligations of that subsidiary under its guaranty have been terminated and released, effective December 4, 2014.  The Existing Credit Agreement previously was, but effective December 4, 2014 no longer is, secured by:

•	a pledge of the Company’s equity in its subsidiaries;

•	security interests in the Company’s personal property and the personal property of the subsidiary guarantor; or

•	mortgages of the Company’s real estate.

The Company’s obligations in regard to the letters of credit issued under the Existing Credit Agreement are secured by the Cash Collateral.

The terms of the Existing Credit Agreement relating to the additional letter of credit participation fee that the Company is required to pay related to the ED Letter of Credit are still in effect. That participation fee accrues at a ticking fee rate on the average daily amount of the lenders’ letter of credit exposure with respect to the ED Letter of Credit, as described in the Fifth Amendment to Credit Agreement and Consent, dated as of September 15, 2014, that was filed as an exhibit to the Company’s Current Report on Form 8-K that was filed with the SEC on September 19, 2014.

Certain of the lenders under the Existing Credit Agreement and their affiliates have performed, and may in the future perform, various commercial banking, investment banking, brokerage, trustee and other financial advisory services in the ordinary course of business for the Company and its subsidiaries for which they have received, or will receive, customary fees and commissions.

Item 1.02.    Termination of a Material Definitive Agreement.

In connection with the Company’s entry into the Financing Agreement and its receipt of the Term Loans, certain provisions of the Existing Credit Agreement have terminated.  See the description of the Existing Credit Agreement set forth above under Item 1.01, which is hereby incorporated by reference into this Item 1.02.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.                   Financial Statements and Exhibits.

(d)	Exhibits:

The following exhibit is being filed herewith:

Exhibit No.                                    Description

10.1
Financing Agreement, dated as of December 4, 2014, by and among ITT Educational Services, Inc., Cerberus Business Finance, LLC, as administrative agent and collateral agent, and the lenders party thereto

Except for historical information, the matters discussed in this report are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based on the current expectations and beliefs of the Company's management concerning future developments and their potential effect on the Company. The Company cannot assure you that future developments affecting the Company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the impact of the adverse actions by the U.S. Department of Education (the “ED”) related to the Company’s failure to submit its 2013 audited financial statements and compliance audits with the ED by the due date; the impact of the consolidation of the financial results of a variable interest entity on the Company and the regulations, requirements and obligations that it is subject to; the Company’s inability to remediate material weaknesses, or the discovery of additional material weaknesses, in the Company’s internal control over financial reporting; issues related to the restatement of the Company’s financial statements for the first three quarters of 2013; the Company’s exposure under its guarantees related to private student loan programs; the outcome of litigation, investigations and claims against the Company; changes in federal and state governmental laws and regulations with respect to education and accreditation standards, or the interpretation or enforcement of those laws and regulations, including, but not limited to, the level of government funding for, and the Company's eligibility to participate in, student financial aid programs utilized by the Company's students; business conditions and growth in the postsecondary education industry and in the general economy; the Company's failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the Company resulting in a change in control of the Company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of its campuses; the Company's ability to implement its growth strategies; the Company's failure to maintain or renew required federal or state authorizations or accreditations of its campuses or programs of study; receptivity of students and employers to the Company's existing program offerings and new curricula; the Company's ability to collect internally funded financing from its students; and other risks and uncertainties detailed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2014

ITT Educational Services, Inc.

By:  /s/ Ryan L.Roney
       Name: Ryan L. Roney
       Title: Executive Vice President, Chief
Administrative and Legal Officer

INDEX TO EXHIBITS

Exhibit No.                                           Description

10.1
Financing Agreement, dated as of December 4, 2014, by and among ITT Educational Services, Inc., Cerberus Business Finance, LLC, as administrative agent and collateral agent, and the lenders party thereto